Exhibit 99.1

Amarin Reports Fourth Quarter and Year-End 2013 Financial Results

and Provides Update on Operations

- Conference Call Set for 4:30 p.m. EST Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, February 27, 2014 — Amarin Corporation plc (Nasdaq: AMRN), a late stage biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter and year ended December 31, 2013, and provided an update on company operations.

Key Amarin milestones since September 30, 2013 include:

•	Recognized $26.4 million in product revenue from Vascepa® sales in 2013, the first year of Vascepa sales, including revenue growth to $10.1 million in Q4 despite an October reduction in sales force size

•	Normalized prescriptions (estimated) for the year ending December 31, 2013, based upon data from Symphony Health Solutions and IMS Health, totaled approximately 225,000 and 195,000, respectively

•	Improved formulary access by increasing number of lives covered with Tier 2 status to over 100 million, with over 200 million lives covered on formulary overall

•	Increased the number of physicians prescribing Vascepa to over 16,000

•	Surpassed 6,500 patients enrolled in the REDUCE-IT cardiovascular outcomes trial

•	Increased patents issued or allowed in the United States to 40, all but two of the 40 have patent terms extending into 2030, with more than 30 additional patent applications being prosecuted in the United States alone

•	Reduced worldwide staffing by half in October to reduce costs and better match the operational size of Amarin for commercialization of the current indication for Vascepa following a negative recommendation from an FDA advisory committee related to the pending ANCHOR sNDA

•	Began appeal process following the decision of the Division of Metabolism and Endocrinology Products (DMEP) within the U.S. Food and Drug Administration (FDA) to rescind the Special Protocol Assessment (SPA) agreement for the ANCHOR study

“Just over one year ago, the culmination of many years of hard work came to fruition as Vascepa was first made available to physicians and patients in the United States,” said John F. Thero, President and Chief Executive Officer of Amarin. “2013 was a year of significant achievement for Amarin as a commercial organization was established and Vascepa helped to improve patient care options in the treatment of severe hypertriglyceridemia. As we embark on our second year as a commercial organization we stand by our commitment to work toward label expansion for Vascepa to improve treatment options for patients with mixed dyslipidemia.”

Operational update

Commercialization update

Vascepa is marketed as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia, the MARINE indication. We began marketing Vascepa in late January 2013. Vascepa labeling reflects a spectrum of favorable effects on lipid and lipoprotein parameters at 4 g/day, including statistically significant reductions in TG, Apo B, VLDL-C, and non-HDL-C, with no increase in LDL-C, also known as bad cholesterol, and a safety profile that is comparable to placebo. The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). With the benefit of this clinical profile, Amarin made significant progress throughout 2013 in multiple areas of the Vascepa commercialization plan. Vascepa is now available on formulary to over 200 million lives in the United States, including over 100 million in Tier 2 coverage. The conversion of these lives to Tier 2 status has helped enable Amarin to grow the Vascepa prescriber base to over 16,000 physicians since launch.

Amarin believes that Vascepa sales will continue to grow with the promotion of the MARINE indication. In late 2013, Amarin shifted its main focus to the approximately 7,000 targeted physicians who are responsible for a significant portion of the prescriptions generated for the leading prescription omega-3 therapy indicated for the treatment of severe hypertriglyceridemia. In addition to Amarin’s direct sales outreach, focus on this important customer segment throughout 2014 will be achieved through multichannel awareness campaigns, including medical education and promotional educational programs; disease state and other direct personal campaigns; managed care education and presence at key medical association and scientific meetings.

Vascepa additional indication

In parallel with marketing Vascepa for the MARINE indication, Amarin is vigorously pursuing FDA approval of Vascepa for the ANCHOR indication, a second indication as an adjunct to diet and exercise for adult patients with mixed dyslipidemia who despite optimized statin therapy have TG levels between 200 and 499 mg/dL. As previously announced, FDA rescinded the ANCHOR SPA agreement and has not yet made a determination on Amarin’s supplemental NDA for the ANCHOR indication. Amarin continues to seek approval of the ANCHOR indication and has taken steps to appeal the FDA’s rescission of the SPA. Based on planned discussions with the FDA, Amarin will assess its options with respect to the ANCHOR sNDA and the extent to which Amarin should continue its other clinical trials, including the ongoing REDUCE-IT outcomes trial.

REDUCE-IT and other Vascepa-related clinical development

Enrollment for the REDUCE-IT outcomes trial of Vascepa continues at over 400 sites spanning 11 countries. Earlier this year enrollment for the REDUCE-IT trial surpassed 6,500 patients. As previously reported, the mean and median baseline triglyceride levels for patients participating to date in the REDUCE-IT cardiovascular outcomes study is >200 mg/dL. Results of the REDUCE-IT study will not be available until a specified number of cardiovascular events have been observed. Based on current expectations, unless feedback from pending discussion with the FDA regarding the ANCHOR sNDA results in modification or termination of the REDUCE-IT study, completion of this blinded study is anticipated in or about 2017. Amarin estimates that over $100 million is required to complete this study. While Amarin remains scientifically committed to continuing the REDUCE-IT study, Amarin anticipates that the trial may be difficult to complete in its current form without the expected revenues from the previously anticipated ANCHOR indication, as communicated to the FDA.

Financial update

Amarin reported cash and cash equivalents on-hand of $191.5 million at December 31, 2013.

Net product revenues for the three and twelve months ended December 31, 2013 were $10.1 million and $26.4 million, as compared to no revenues in the corresponding periods of 2012. In accordance with accounting principles generally accepted in the U.S. (US GAAP), and consistent with previously reported revenue results, until the company has more operating history with the commercialization of Vascepa, it is recognizing revenue based not on its sales to wholesalers but based on the resale of Vascepa for the purpose of filling prescriptions. For the year ended December 31, 2013, the net value of Vascepa sold to wholesalers was $28.1 million, and, as a result, in addition to $26.4 million in recognized revenue, Amarin recorded deferred revenue of $1.7 million at December 31, 2013. Cash collections from the sale of Vascepa in the quarter ended December 31, 2013 were approximately $13.2 million for a total of $31.7 million collected from wholesalers since the launch of Vascepa.

Consistent with industry practice, the net price of Vascepa for the three and twelve months ended December 31, 2013 reflects deductions for costs of Amarin’s co-payment rebate card program and customary payor rebates and allowances. The net price also includes adjustments for other customary amounts as well as the deduction of one-time discounts paid to wholesalers to stock Vascepa in advance of Vascepa’s launch in January 2013, which discounted stock was principally sold during the first half of 2013.

Cost of goods sold for the three and twelve months ended December 31, 2013 was $4.1 million and $11.9 million, respectively. Gross margin improved to 59% in Q4 2013 from 56% in Q3, 48% in Q2 and 45% in Q1, which was primarily driven by lower unit cost API purchases. Average gross margin was 55% for the year ended December 31, 2013. The majority of Vascepa capsules included in cost of goods sold for the year ended December 31, 2013 included API sourced from a single API supplier. Amarin’s purchases of API from this supplier in 2012 and 2013 are at higher cost per kilogram than expected future purchases from this supplier and from Amarin’s other API suppliers due to more favorable economic terms under such supply agreements.

Under U.S. GAAP, Amarin reported a net loss of $15.4 million in the fourth quarter of 2013, or basic and diluted loss per share of $0.09 and $0.27, respectively. This net loss included $0.5 million in non-cash, share-based compensation expense, $2.5 million in non-cash warrant compensation income, and a $26.7 million non-cash gain on the change in the fair value of derivatives. For the year ended December 31, 2013, Amarin reported a net loss of $166.2 million, or basic and diluted loss per share of $1.03 and $1.28, respectively. This net loss included $14.7 million in non-cash share-based compensation expense, $3.7 million in non-cash warrant compensation income, and a $47.7 million gain on the change in the fair value of derivatives.

Excluding non-cash gains or losses for share-based compensation, warrant compensation and the change in fair value of derivatives, non-GAAP adjusted net loss was $44.1 million for the fourth quarter of 2013, or non-GAAP adjusted basic and diluted loss per share of $0.26, as compared to non-GAAP adjusted net loss of $42.0 million, or non-GAAP adjusted basic and diluted loss per share of $0.28 for the same period in 2012. Adjusted net loss was $203.0 million for the twelve months ended December 31, 2013, or non-GAAP adjusted basic and diluted loss per share of $1.26, as compared to non-GAAP adjusted net loss of $125.5 million, or non-GAAP adjusted basic and diluted loss per share of $0.87 for the same period in 2012.

Amarin reported cash and cash equivalents decreased in aggregate by $68.7 million from December 31, 2012 as compared to December 31, 2013. Net cash outflows from operations were $190.3 million for the year ended December 31, 2013. Net cash outflows from operations for the three months ended December 31, 2013 were $33.1 million as compared to $44.9 million in net cash outflows from operations for the three months ended September 30, 2013, representing a net decrease of $11.8 million. The net cash outflows for the three months ended December 31, 2013 included approximately $2.7 million in payments for severance and employee benefits associated with a company-wide reduction in force in October 2013. As a result of the headcount reductions and additional anticipated reductions in spend, Amarin expects that it will experience continued reductions in quarterly net cash outflows from operations with future quarterly cash outflows below the results of the fourth quarter. Amarin estimates that during 2014 operating activities will result in a net use of cash of less than $80 million.

During the year ended December 31, 2013, net cash outflows included approximately $90.4 million in sales and marketing related expenses in conjunction with the initial commercial launch of Vascepa, approximately $47.0 million of expenses in support of the REDUCE-IT cardiovascular outcomes study inclusive of clinical trial materials and approximately $25.7 million for Vascepa API, purchased in conjunction with the buildup of commercial supply. Amarin’s estimate of cash flows assumes lower purchases of commercial supply in 2014 based on relatively high inventory balances on hand at the end of 2013.

Amarin’s liabilities as of December 31, 2013, excluding the fair value of the non-cash warrant derivative liability, totaled approximately $279.4 million, which includes $149.3 million for the carrying value of exchangeable debt and $87.7 million for the carrying value of the hybrid debt financing that we entered into in December 2012.

As of December 31, 2013, Amarin had approximately 172.7 million American Depository Shares (ADSs) and ordinary shares outstanding as well as approximately 9.8 million and 9.3 million equivalent shares underlying warrants and stock options, respectively, at average exercise prices of $1.44 and $6.64, respectively, and 0.2 million equivalent shares underlying restricted or deferred stock units.

Amarin’s operational priorities

Amarin’s current operational priorities are:

•	Increasing revenues from sales of Vascepa

•	Continuing managed care migration coverage from Tier 3 to Tier 2

•	Continuing discussions with the FDA and vigorously pursuing the approval of Vascepa for the ANCHOR indication

•	Continuing to identify and implement cost saving opportunities

Conference call and webcast information

Amarin will host a conference call at 4:30 p.m. ET (9:30 p.m. UTC/GMT) today, February 27, 2014. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13576006.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, and change in value of derivatives. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a patented, ultra pure omega-3 fatty acid product comprising not less than 96% EPA. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo).

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the commercial launch of Vascepa, including the number of total prescriptions to date and the potential for future growth, expectations for revenue growth, product awareness, receptivity of clinicians to and patient experience with Vascepa; expectations regarding managed care coverage migration from Tier 3 to Tier 2 and continued growth in Tier 2 coverage; the pricing terms of commercial supply for Vascepa; expectations regarding gross margins and cost of goods sold (COGS); the timing and outcome of FDA decisions regarding Amarin’s sNDA for the ANCHOR indication; the efficacy, safety and therapeutic benefits of Vascepa; the ability of Amarin to continue the REDUCE-IT study in light of company resources and other factors; Amarin’s ability to obtain sufficient patent protection for its product and product candidates; and continued enrollment of patients in Amarin’s REDUCE-IT cardiovascular outcomes study. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk associated with the FDA’s recent rescinding of the ANCHOR SPA; the risk that FDA will follow the negative recommendation of the advisory committee; the risk that the recent reductions in expenses will not be sufficient or will hurt sales; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; and the risk that patent applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties as of February 13, 2014. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. Amarin commenced its commercial launch of Vascepa on January 28, 2013. Accordingly, there is a limited amount of information available at this time to determine the actual number of total prescriptions for Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa as could change in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercial launch of a new pharmaceutical product is a complex undertaking, and Amarin’s ability to effectively and profitably launch Vascepa will depend in part on its ability to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Annual Report on Form 10-K.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Joseph Bruno

Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

(Unaudited)

	December 31, 2013	December 31, 2012
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$191,514	$260,242
Restricted cash	1,000	—
Accounts receivable	3,645	—
Inventory, current	21,209	21,262
Deferred tax assets	471	937
Other current assets	1,563	3,253

Total current assets	$219,402	$285,694

Property, plant and equipment, net	579	811
Inventory, long-term	5,482	—
Deferred tax assets	11,944	8,044
Other non-current assets	4,360	4,951
Intangible asset, net	10,709	11,355

Total Assets	$252,476	$310,855

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$6,375	$17,458
Accrued interest payable	12,974	2,520
Warrant derivative liability, current	6,894	—
Deferred revenue	1,703	—
Accrued expenses and other current liabilities	9,594	5,224

Total current liabilities	$37,540	$25,202

Long-Term Liabilities:
Warrant derivative liability, long-term	—	54,854
Exchangeable senior notes	149,317	134,250
Long-term debt	87,717	85,153
Long-term debt redemption feature	11,100	14,577
Other long-term liabilities	658	816

Total liabilities	$286,332	$314,852

Stockholders’ Deficit:
Common stock	141,477	124,597
Additional paid-in capital	738,754	619,266
Treasury stock	(217)	(217)
Accumulated deficit	(913,870)	(747,643)

Total stockholders’ deficit	$(33,856)	$(3,997)

Total Liabilities and Stockholders’ Deficit	$252,476	$310,855

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

(Unaudited)

	Three Months Ended December 31 (in thousands, except per share amounts)		Twelve Months Ended December 31 (in thousands, except per share amounts)
	2013	2012	2013	2012

Revenues	$10,106	$—	$26,351	$—
Operating expenses:
Cost of goods sold	4,099	—	11,912	—
Research and development (1)	16,602	19,221	72,750	58,956
Selling, general and administrative (1)	22,293	16,735	123,795	57,794

Total operating expenses	42,994	35,956	208,457	116,750

Operating loss	(32,888)	(35,956)	(182,106)	(116,750)
Gain (loss) on change in fair value of derivative liabilities (2)	26,651	33,342	47,710	(35,344)
Interest expense, net	(7,190)	(4,709)	(33,836)	(17,547)
Other (expense) income, net	(351)	(17)	(1,189)	(427)

Loss from operations before taxes	(13,778)	(7,340)	(169,421)	(170,068)
(Provision for) benefit from income taxes	(1,633)	(3,229)	3,194	(9,116)

Net loss	$(15,411)	$(10,569)	$(166,227)	$(179,184)

Loss per share:
Basic	$(0.09)	$(0.07)	$(1.03)	$(1.24)
Diluted	$(0.27)	$(0.30)	$(1.28)	$(1.24)

Weighted average shares:
Basic	172,647	150,184	161,022	144,017
Diluted	176,122	157,170	167,070	144,017

(1)	Excluding non-cash stock and warrant based compensation, research and development expenses were $69,913 and $55,256 for 2013 and 2012, respectively, and selling, general and administrative expenses were $115,650 and $43,172, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability and a long-term debt redemption feature.

The following is a reconciliation of the non-GAAP financial measures used by Amarin to describe its financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included under the heading “Use of non-GAAP adjusted financial information” above.

RECONCILIATION OF NON-GAAP LIABILITIES

Unaudited

(in thousands)	December 31, 2013	December 31, 2012
Current Liabilities:
Accounts payable	$6,375	$17,458
Accrued interest payable	12,974	2,520
Warrant derivative liability, current	6,894	—
Deferred revenue	1,703	—
Accrued expenses and other current liabilities	9,594	5,224

Total current liabilities	$37,540	$25,202

Long-Term Liabilities:
Warrant derivative liability, long-term	—	54,854
Exchangeable senior notes	149,317	134,250
Long-term debt	87,717	85,153
Long-term debt redemption feature	11,100	14,577
Other long-term liabilities	658	816

Total liabilities – GAAP	$286,332	$314,852

Warrant derivative liability	(6,894)	(54,854)

Total liabilities – non GAAP	$279,438	$259,998

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three Months Ended December 31 (in thousands, except per share amounts)		Twelve Months Ended December 31 (in thousands, except per share amounts)
	2013	2012	2013	2012

Net loss for EPS[1] – GAAP	$(15,411)	$(10,569)	$(166,227)	$(179,184)
Share based compensation expense	467	4,731	14,685	18,075
Warrant compensation (income) expense	(2,524)	(2,790)	(3,703)	247
(Gain) loss on change in fair value of derivatives	(26,651)	(33,342)	(47,710)	35,344

Adjusted net loss for EPS[1] – non GAAP	(44,119)	(41,970)	(202,955)	(125,518)

[1] basic and diluted
Loss per share:
Basic and diluted – non GAAP	$(0.26)	$(0.28)	$(1.26)	$(0.87)

Weighted average shares outstanding:
Basic and diluted	172,647	150,184	161,022	144,017